Exhibit 21.1

Subsidiaries of Tops Holding II Corporation

Name	State or Other Jurisdiction of Incorporation or Organization

Tops Markets, LLC	New York

Tops PT, LLC	New York

Tops Gift Card Company, LLC	Virginia

Tops Markets II Corporation	Delaware

Tops Holding LLC	Delaware

Erie Logistics LLC	Delaware